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                                                                     Exhibit 5-a


FOLEY HOAG LOGO

ATTORNEYS AT LAW


May 23, 2002

Seacoast Financial Services Corporation
Seacoast Capital Trust I
One Compass Place
New Bedford, Massachusetts 02740

     Re: SEACOAST CAPITAL TRUST I

Ladies and Gentlemen:

     We have acted as counsel to Seacoast Capital Trust I, a Delaware statutory business trust (the "TRUST"), and Seacoast Financial Services Corporation, a Massachusetts corporation ("SEACOAST"), in connection with (i) the proposed issuance by the Trust of Preferred Securities to beneficial owners pursuant to and as described in Registration Statement Nos. 333-86354 and 333-86354-01 (and the Prospectus forming a part thereof) on Form S-3 filed with the Securities and Exchange Commission on April 16, 2002, as amended through the date of this letter (as so amended, the "REGISTRATION STATEMENT"), and (ii) the proposed issuance by Seacoast of up to $57,500,000 principal amount of Junior Subordinated Debentures due 2032 (the "DEBENTURES") pursuant to and as described in the Registration Statement.

     In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Junior Subordinated Indenture to be entered into between Seacoast and State Street Bank and Trust Company, as Trustee (the "INDENTURE"); the Guarantee Agreement to be entered into between Seacoast and State Street Bank and Trust Company, as Trustee (the "GUARANTEE AGREEMENT"); the form of Underwriting Agreement relating to the Preferred Securities (as defined therein) among Seacoast, the Trust, Ryan Beck & Co., LLC and Legg Mason Wood Walker, Incorporated (the "UNDERWRITING AGREEMENT"); the Registration Statement; and such other documents and certificates as we have considered necessary for purposes of this opinion. We have assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than Seacoast) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; and (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto (other than Seacoast) of the above-referenced documents.



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Hoag & Eliot LLP                                               www.foleyhoag.com


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Seacoast Financial Services Corporation
Seacoast Capital Trust I
May 23, 2002
Page 2


     Based on and subject to the foregoing, and limited in all respects to matters of Massachusetts law, it is our opinion that:

     1. The Debentures have been duly authorized by all necessary corporate action of Seacoast and, when duly issued, executed, authenticated, paid for and delivered in accordance with the terms of the Indenture and as described in the Prospectus, will constitute legal, valid and binding obligations of Seacoast, enforceable against Seacoast in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in entity or at law); provided, however, that we express no opinion as to the legality, validity or binding nature of any choice of law provision.

     2. When the Guarantee Agreement has been duly authorized, executed and delivered by Seacoast, the Guarantee Agreement will constitute a legal, valid and binding obligation of Seacoast, enforceable against Seacoast in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, however, that we express no opinion as to the legality, validity or binding nature of any choice of law provision.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading "Validity of Securities" in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,

                                                   FOLEY, HOAG & ELIOT LLP

                                                   By: /S/ DEAN F. HANLEY, ESQ.
                                                       ------------------------
                                                            A Partner